Exhibit (d)(9)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM T-1

STATEMENT OF ELIGIBILITY
UNDER THE TRUST INDENTURE ACT OF 1939 OF A
CORPORATION DESIGNATED TO ACT AS TRUSTEE

☐ Check if an Application to Determine Eligibility of a Trustee Pursuant to Section 305(b)(2)

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
(Exact name of trustee as specified in its charter)

New York	13-3439945
(State of incorporation of organization if not a U.S. national bank)	(I.R.S. Employer Identification Number)

6201 15th Avenue, Brooklyn, New York	11219
(Address of principal executive offices)	(Zip Code)

Paul H. Kim
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
(718) 921-8183
(Name, address and telephone number of agent for service)

GREAT ELM CAPITAL CORP.
(Exact name of obligor as specified in its character)

Maryland	81-2621577
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

800 South Street, Suite 230, Waltham, MA	02453
(Address of principal executive offices)	(Zip Code)

% Notes due 20
(Title of the Indenture Securities)

Item 1.          General Information.

Furnish the following information as to the trustee:
(a)          Name and address of each examining or supervising authority to which it is subject.

New York State Department of Financial Services
One State Street
New York, NY 10004-1511

(b)          Whether it is authorized to exercise corporate trust powers.

The trustee is authorized to exercise corporate trust powers.

Item 2.          Affiliations with Obligor.

If the obligor is an affiliate of the trustee, describe each such affiliation.

None.

Items 3-15.

Items 3-15 are not applicable because, to the best of the trustee’s knowledge, the obligor is not in default under any indenture for which the trustee acts as trustee.

Item 16.  List of Exhibits.

Exhibits identified in parentheses below, on file with the Commission, are incorporated herein by reference as an exhibit hereto, pursuant to Rule 7a-29 under the Trust Indenture Act of 1939, as amended (the “Act”) and 17 C.F.R. 229.10(d).

Exhibit	Exhibit Title
T-1.1	A copy of the Articles of Organization of the Trustee, as amended to date
T-1.2	A copy of the Certificate of Authority of the Trustee to commence business
T-1.4	Limited Liability Trust Company Agreement of the Trustee
T-1.6	The consent of the Trustee required by Section 321(b) of the Trust Indenture Act of 1939
T-1.7	A copy of the latest report of condition of the Trustee published pursuant to law or the requirements of its supervising or examining authority

SIGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1939, the trustee, American Stock Transfer & Trust Company, LLC, a limited liability trust company organized and existing under the laws of the State of New York, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of New York, and the State of New York, on the 22nd day of November, 2021.

AMERICAN STOCK TRANSFER
& TRUST COMPANY, LLC

Trustee

By:	/s/ Paul H. Kim
Name: Paul H. Kim
Title: Assistant General Counsel

EXHIBIT T-1.1

ARTICLES OF ORGANIZATION

OF

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

We, the undersigned, all being of full age, four of us being citizens of the United States, having associated ourselves together for the purposes of forming a limited liability trust company under and pursuant to the Banking Law of the State of New York, do hereby certify the following:

First.	The name by which the limited liability trust company is to be known is American Stock Transfer & Trust Company, LLC.

Second.	The place where its principal office is to be located is 59 Maiden Lane, Borough of Manhattan, City, County, and State of New York.

Third.
The amount of its capital contributions is to be Five Million Dollars ($5,000,000), and the number of units into which such capital contributions are to be divided is five million (5,000,000) units with a par value of $1.00 each.

Fourth.
The company will not have classes or groups of members, therefore there is only one class of members. Each member shall share the same relative rights, powers, preferences, limitations, and voting powers.

Fifth.	The name, place of residence, and citizenship of each organizer are as follows:

Name	Residence	Citizenship
George Karfunkel	Brooklyn, NY, USA	USA
Michael Karfunkel	Brooklyn, NY, USA	USA
Cameron Blanks	Cremorne Point, Australia	Australia
Timothy J. Sims	Terrey Hills, Australia	Australia
Paul J. McCullagh	Tamarama, Australia	Ireland
Joseph John O’Brien	Bondi Beach, Australia	USA
Jay F. Krehbiel	Darling Point, Australia	USA

Sixth.	The term of existence of the trust company is to be until December 31, 2030, unless the interest holders agree to extend such date.

Seventh.	The number of managers of the company is to be not less than seven nor more than fifteen.

Eighth.
The names of the organizers who shall manage the company until the first annual meeting of members are as follows: George Karfunkel, Michael Karfunkel, Cameron Blanks, Timothy J. Sims, Paul J. McCullagh, Joseph John O’Brien, and Jay F. Krehbiel.

Ninth.
The limited liability trust company is to exercise the powers conferred by Section 100 of the Banking Law. The limited liability trust company shall neither accept deposits nor make loans except for deposits and loans arising directly from the exercise of the fiduciary powers specified in Section 100 of the Banking Law.

IN WITNESS WHEREOF, We have made, signed, and acknowledged this certificate in duplicate this             day of March 2008.

/s/ George Karfunkel
George Karfunkel	Paul J. McCullagh

/s/ Michael Karfunkel
Michael Karfunkel	Joseph John O’Brien

Cameron Blanks	Jay F. Krehbiel

Timothy J. Sims

NOTARY:

State of NY	)
) ss.:
County of Kings	)

On this 28th day of March, 2008 personally appeared before me

George Karfunkel

Michael Karfunkel

to me known to be the persons described in and who executed the foregoing certificate, and severally acknowledged that they executed the same.

/s/ Anthony J. Foti
Anthony J. Foti
Notary Public, State of New York
No. 01FO6022425
Qualified in Kings County
Commission Expires March 29, 2011

IN WITNESS WHEREOF, We have made, signed, and acknowledged this certificate in duplicate this           day of March 2008.

/s/ Paul J. McCullagh
George Karfunkel	Paul J. McCullagh

Michael Karfunkel	Joseph John O’Brien

/s/ Cameron Blanks	/s/ Jay F. Krehbiel
Cameron Blanks	Jay F. Krehbiel

/s/ Timothy J. Sims
Timothy J. Sims

NOTARY:

State of New South Wales	)
) ss.:
County of Australia	)

On this 27th day of March, 2008 personally appeared before me

Cameron R. Blanks	Paul J. McCullagh

Timothy J. Sims	Jay F. Krehbiel

to me known to be the persons described in and who executed the foregoing certificate, and severally acknowledged that they executed the same.

/s/ Brendan Anthony Bateman
Brendan Anthony Bateman

IN WITNESS WHEREOF, We have made, signed, and acknowledged this certificate in duplicate this           day of March 2008.

George Karfunkel	Paul J. McCullagh

/s/ Joseph John O’Brien
Michael Karfunkel	Joseph John O’Brien

Cameron Blanks	Jay F. Krehbiel

Timothy J. Sims

NOTARY:	Kingdom of Thailand	}
	Bangkok Metropolis	} ss
	Embassy of the United States of America	}
State of		}
County of		}

     On this                     day of      Mar 27 2008,                     personally appeared before me

* Joseph John O’Brien *

to be the persons described in and who executed the foregoing certificate, and severally acknowledged that they executed the same.

/s/ Chamnannuch Scherer
Chamnannuch Scherer

Consular Associate of the United States of America

Indefinite

EXHIBIT T-1.2

Whereas, the Articles of Organization of AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, of New York, New York, have heretofore been duly approved and said AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC has complied with the provisions of Chapter 2 of the Consolidated Laws,

Now Therefore I, David S. Fredsall, as Deputy Superintendent of Banks of the State of New York, do hereby authorize the said AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC to transact the business of a Limited Liability Trust Company, at 59 Maiden Lane, Borough of Manhattan, City of New York within this State.

In Witness Whereof, I have hereunto set my hand and affixed the official seal of the Banking Department, this 30th day of May in the year two thousand and eight.

/s/ David S. Fredsall
Deputy Superintendent of Banks

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY TRUST COMPANY AGREEMENT

OF

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY TRUST COMPANY AGREEMENT (as amended, amended and restated, supplemented or modified from time to time, the “Agreement”) of American Stock Transfer & Trust Company, LLC (the “Company”) dated as of this 2nd day of September, 2020, by Armor Holding II LLC, as the sole member of the Company (the “Member”) amends and restates the Third Amended and Restated Limited Liability Trust Company Agreement of the Company dated as of June 29, 2015 in its entirety.

RECITAL

The Member converted the Company into a limited liability trust company under the laws of the State of New York and now desires to amend and restate the written agreement governing the affairs of the Company in accordance with the provisions of the Limited Liability Company Law of the State of New York and any successor statute, as amended from time to time (the “Act”) and the Banking Law of the State of New York and any successor statute, as amended from time to time (the “Banking Law”).

ARTICLE 1
The Limited Liability Trust Company

a.  Formation.  The Member previously converted the Company into a limited liability trust company pursuant to the Act and the Banking Law; such conversion of the Company from a New York trust company into a New York limited liability trust company was approved by the New York Banking Board on April 17, 2008 in conformity with Section 102-a(3) of the Banking Law.  The conversion to a limited liability trust company became effective on May 30, 2008, when the New York State Banking Department issued an Authorization Certificate for the converted entity.

b.  Name.  The name of the Company shall be “American Stock Transfer & Trust Company, LLC” and its business shall be carried on in such name with such variations and changes as the Board (as hereinafter defined) shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

c.  Business Purpose; Powers.  The purposes for which the Company is formed are:

(i)  to exercise the powers conferred by Section 100 of the Banking Law, including corporate trust powers; personal trust powers; pension trust powers for tax-qualified pension trusts and retirement plans; and common or collective trust powers; provided, however, that the Company shall neither accept deposits nor make loans except for deposits and loans arising directly from the exercise of its fiduciary powers as specified in this Section 1(c); and

(ii)  in furtherance of the foregoing, to engage in any lawful act or activity for which limited liability trust companies may be formed under the Banking Law.

d.  Registered Office and Agent.  The Secretary of State is designated as agent of the limited liability company upon whom process against it may be served.  The post office address within or without this state to which the Secretary of State shall mail a copy of any process against the limited liability company served upon him or her is 6201 15th Avenue, Brooklyn, New York 11219.

e.  Term.  Subject to the provisions of Arti-cle 6 below, the Company shall continue until December 31, 2030, unless the Members agree to extend such date.

ARTICLE 2
The Member

a.  The Member.  The name and address of the Member is as follows:

Name	Address
Armor Holding II LLC	48 Wall Street, 22nd Floor
New York, NY 10005

b.  Actions by the Member; Meetings.  All actions taken by the Member must be duly authorized by the board of managers of the Member (the “Member’s Board”) in accordance with the Shareholders Agreement (as hereinafter defined).  Subject to the foregoing sentence, the Member may approve a matter or take any action at a meeting or without a meeting by the written consent of the Member.  Meetings of the Member may be called at any time by the Member.

c.  Liability of the Member.  All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member, except as otherwise provided for by law.

d.  Power to Bind the Company.  Except as required by the Act or the Banking Law, the Member (acting in its capacity as such) shall have no authority to bind the Company to any third party with respect to any matter.

e.  Admission of Members.  New members shall be admitted only upon the prior written approval of the Member.

f.  Engagement of Third Parties.  The Company, may, from time to time, employ any Person or engage third parties to render services to the Company on such terms and for such compensation as the Member may reasonably determine, including, attorneys, investment consultants, brokers or finders, independent auditors and printers.  Such employees and third parties may be affiliates of any Member.  Persons retained, engaged or employed by the Company may also be engaged, retained or employed by and act on behalf of one or more Member or any of their respective affiliates.

ARTICLE 3
The Board

a.  Management By Board of Managers.

(i)  Subject to such matters which are expressly reserved hereunder, under the Act, under the Banking Law or under that certain Fourth Amended and Restated Shareholders Agreement, dated as of June 20, 2014,among the Shareholders of Armor Holdco, Inc. and Armor Holdco, Inc. (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Shareholders Agreement”), to the Member for decision, the business and affairs of the Company shall be managed by a board of managers (the “Board”), which shall be responsible for policy setting, approving the overall direction of the Company and making all decisions affecting the business and affairs of the Company.  In accordance with Section 7002 of the Banking Law, the Board shall consist of seven (7) to fifteen (15) individuals (the “Managers”). Such Managers shall be determined from time to time by resolution of the Member in accordance with Section 4.2 of the Shareholders Agreement.

(ii)  Each Manager shall be elected by the Member and shall serve until his or her successor has been duly elected and qualified, or until his or her earlier removal, resignation, death or disability.  Subject to the provisions of clause (iii) below, the Member may remove any Manager from the Board or from any other capacity with the Company at any time, with or without cause.  A Manager may resign at any time upon written notice to the Member.

(iii)  Subject to Article 3(a)(i), the number of independent directors who serve on the Board may be greater or less than the number of independent directors who serve on the Member’s Board; provided, that in no event shall the Board be composed of less than three (3) independent directors.  Accordingly, if any person who is a member of the Members’ Board ceases to be a member of such board for any reason, the Member may take such action as is necessary to remove such person from the Board and elect to the Board the person appointed to the Member’s Board in place of such person.

(iv)  Any vacancy occurring on the Board as a result of the resignation, removal, death or disability of a Manager or an increase in the size of the Board shall be filled by the Member.  A Manager chosen to fill a vacancy resulting from the resignation, removal, death or disability of a Manager shall serve the unexpired term of his or her predecessor in office.

b.  Action By the Board.

(i)  In accordance with Section 7010 of the Banking Law, a regular meeting of the Board shall be held at least ten (10) times a year; provided, however, that during any three (3) consecutive months, the Board shall meet at least twice.  Each Manager may call a meeting of the Board upon two (2) days prior written notice to each Manager.  The presence of a majority of the Managers then in office shall constitute a quorum at any meeting of the Board.  All actions of the Board shall require the affirmative vote of a majority of the Managers then in office.

(ii)  Meetings of the Board may be conducted in person or by conference telephone facilities.  Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if such number of Managers sufficient to approve such action pursuant to the terms of this Agreement consent thereto in writing.  Notice of any meeting may be waived by any Manager.

c.  Power to Bind Company. None of the Managers (acting in their capacity as such) shall have authority to bind the Company to any third party with respect to any matter unless the Board shall have approved such matter and authorized such Manager(s) to bind the Company with respect thereto.

d.  Officers and Related Persons.

(i)  The Board shall have the authority to appoint and terminate officers of the Company and retain and terminate employees, agents and consultants of the Company.  The Board, to the extent permitted by applicable law and as provided in any resolution of the Board, may, from time to time in its sole and absolute discretion and without limitation, delegate such duties or any or all of its authority, rights and/or obligations, to any one or more officers, employees, agents, consultants or other duly authorized representatives of the Company as the Board deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters in accordance with the scope of their respective duties.

ARTICLE 4
Capital Structure and Contributions

a.  Capital Structure.  The capital structure of the Company shall consist of one class of common interests, par value $1.00 (the “Common Interests”).  Each Common Interest shall entitle its holder to one vote per Common Interest on each matter on which the Member shall be entitled to vote.  All Common Interests shall be identical with each other in every respect.  The Company shall be authorized to issue 5,000,000 Common Interests.  The Member shall own all of the Common Interests issued and outstanding.

b.  Capital Contributions.  From time to time, the Board may determine that the Company requires capital and may request the Member to make capital contribution(s) in an amount determined by the Board.  A capital account shall be maintained for the Member, to which contributions and profits shall be credited and against which distributions and losses shall be charged.

c.  Right to Issue Certificates.  The ownership of a Common Interest by a Member shall be evidenced by a certificate (a “Certificate”) issued by the Company.  All Common Interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code as in effect from time to time in any jurisdiction, including without limitation the State of New York.

d.  Form of Certificates.  Certificates attesting to the ownership of Common Interests in the Company shall be in substantially the form set forth in Exhibit A hereto and shall state that the Company is a limited liability trust company formed under the laws of the State of New York, the name of the Member to whom such Certificate is issued and that the Certificate represents limited liability trust company interests within the meaning of the Act and the Banking Law.  Each Certificate shall bear the following legend:

“THIS CERTIFICATE EVIDENCES COMMON INTERESTS IN THE AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC (THE “COMPANY”) AND SHALL BE A SECURITY FOR PURPOSES OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE. THE COMMON INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF THE FOURTH AMENDED AND RESTATED LIMITED LIABILITY TRUST COMPANY AGREEMENT OF THE COMPANY DATED AS OF SEPTEMBER 2, 2020 (AS MAY BE AMENDED, RESTATED, AMENDED AND RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “LLTC AGREEMENT”). A COPY OF THE LLTC AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”

e.  Execution.  Each Certificate shall be signed by the Chief Executive Officer, the President, the Secretary, an Assistant Secretary or other authorized officer or person of the Company by either manual or facsimile signature.

f.  Registrar.  The Company shall maintain an office where Certificates may be presented for registration of transfer or for exchange.  Unless otherwise designated, the Secretary of the Company shall act as registrar and shall keep a register of the Certificates and of their transfer and exchange.

g.  Issuance.  The Certificates of the Company shall be numbered and registered in the interest register or transfer books of the Company as they are issued.

h.  Common Interest Holder Lists.  The Company shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all holders of Common Interests.

i.  Transfer and Exchange.  When Certificates are presented to the Company with a request to register a transfer, the Company shall register the transfer or make the exchange on the register or transfer books of the Company; provided, that any Certificates presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by the holder thereof or his attorney duly authorized in writing.  Notwithstanding the foregoing, the Company shall not be required to register the transfer, or exchange, any Certificate if as a result the transfer of the Common Interest at issue would cause the Company or the Member to violate the Securities Act, the Exchange Act, the Investment Company Act, or the laws, rules, regulations, orders and other directives of any Governmental Authority or otherwise violate the terms of this Agreement or the Shareholders Agreement.

j.  Record Holder.  Except to the extent that the Company shall have received written notice of an assignment of Common Interests and such assignment complies with the requirements of Section 7(a) of this Agreement, the Company shall be entitled to treat the individual or entity in whose name any Certificates issued by the Company stand on the books of the Company as the absolute owner thereof, and shall not be bound to recognize any equitable or other claim to, or interest in, such Common Interests on the part of any other individual or entity.

k.  Replacement Certificates.  If any mutilated Certificate is surrendered to the Company, or the Company receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, the Company shall issue a replacement Certificate if the requirements of Section 8-405 of the Uniform Commercial Code are met.  If required by the Company, an indemnity and/or the deposit of a bond in such form and in such sum, and with such surety or sureties as the Company may direct, must be supplied by the holder of such lost, destroyed or stolen Certificate that is sufficient in the judgment of the Company to protect the Company from any loss that it may suffer if a Certificate is replaced.  The Company may charge for its expenses incurred in connection with replacing a Certificate.

ARTICLE 5
Profits, Losses and Distributions

a.  Profits and Losses.  For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis in accordance with the manner determined by the Board.  In each year, profits and losses shall be allocated entirely to the Member.

b.  Distributions.  The Board shall determine profits available for distribution and the amount, if any, to be distributed to the Member, and shall authorize and distribute on the Common Interests, the determined amount when, as and if declared by the Board.  The distributions of the Company shall be allocated entirely to the Member, provided, however, such distributions are in accordance with the Banking Law.

ARTICLE 6
Events of Dissolution

The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events (each, an “Event of Dissolution”):

a.  The Board votes for dissolution; or

b.  A dissolution of the Company under Section 102-a(2) of the Banking Law or Section 701 of the Act.

ARTICLE 7
Transfer of Interests in the Company

Except upon approval of the Member’s Board in accordance with Section 4.2 of the Member’s Shareholder’s Agreement, the Member may sell, assign, transfer, convey, gift, exchange or otherwise dispose of any or all of its Common Interests and, upon receipt by the Company of a written agreement executed by the person or entity to whom such Common Interests are to be transferred agreeing to be bound by the terms of this Agreement, such person shall be admitted as a member.

ARTICLE 8
Exculpation and Indemnification

a.  Exculpation.  The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act or Banking Law.  Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, none of the Member, Managers, or any officers, directors, stockholders, partners, employees, affiliates, representatives or agents of any of the foregoing, nor any officer, employee, representative or agent of the Company (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by the Agreement, provided such act or omission does not constitute fraud, willful misconduct, bad faith, or gross negligence.

b.  Indemnification.  To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs.  A Covered Person shall not be entitled to indemnification under this Section 8 with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Board.  Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Article 8.

c.  Insurance.  The Board in its discretion shall have the power to cause the Company to purchase and maintain insurance in accordance with, and subject to, the Act and Banking Law.

d.  Amendments.  Any repeal or modification of this Article 8 by the Member shall not adversely affect any rights of such Covered Person pursuant to this Article 8, including the right to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE 9
Miscellaneous

a.  Tax Treatment.  Unless otherwise determined by the Member, the Company shall be a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes), and the Member and the Company shall timely make any and all necessary elections and filings for the Company to be treated as a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes).

b.  Amendments.  Amendments to this Agreement and to the Certificate of Formation shall be approved in writing by the Member.  An amendment shall become effective as of the date specified in the approval of the Member or if none is specified as of the date of such approval or as otherwise provided in the Act.

c.  Severability.  If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member regarding this Agreement.  Otherwise, any invalid or unenforceable provision shall be replaced by the Member with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

d.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of laws thereof.

e.  Limited Liability Trust Company.  The Member intends to form a limited liability trust company and does not intend to form a partnership under the laws of the State of New York or any other laws.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

ARMOR HOLDING II LLC, as sole member

By:	/s/Martin G. Flanigan
Name: Martin G. Flanigan
Title: Chief Executive Officer

[Signature Page to Fourth Amended and Restated Limited Liability Trust Company Agreement]

EXHIBIT A

[FORM OF CERTIFICATE]

Number [*]	Common Interest [*]

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

a limited liability trust company formed under the laws of the State of New York

Limited Liability Trust Company Common Interest

[Legend]

THIS CERTIFICATE EVIDENCES COMMON INTERESTS IN THE AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC (THE “COMPANY”) AND SHALL BE A SECURITY FOR PURPOSES OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE.  THE COMMON INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF THE FOURTH AMENDED AND RESTATED LIMITED LIABILITY TRUST COMPANY AGREEMENT OF THE COMPANY DATED AS OF SEPTEMBER 2, 2020 (AS MAY BE AMENDED, RESTATED, AMENDED AND RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “LLTC AGREEMENT”).  A COPY OF THE LLTC AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.

This Certifies that _________________________________ is the owner of _______ fully paid and non-assessable Common Interests of the above-named Company and is entitled to the full benefits and privileges of such Common Interest, subject to the duties and obligations, as more fully set forth in the LLTC Agreement.  This Certificate is transferable on the books of the Company by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF, the said Limited Liability Company has caused this Certificate, and the Common Interest it represents, to be signed by its duly authorized officer this ___ day of ______, 20__.

By:
[Name]
[Title]

[Exhibit A to Fourth Amended and Restated Limited Liability Trust Company Agreement]

EXHIBIT T-1.6

November 22, 2021

Securities and Exchange Commission
Washington, DC 20549

Gentlemen:

Pursuant to the provisions of Section 321 (b) of the Trust Indenture Act of 1939, and subject to the limitations therein contained, American Stock Transfer & Trust Company, LLC hereby consents that reports of examinations of said corporation by Federal, State, Territorial or District authorities may be furnished by such authorities to you upon request therefor.

Very truly yours,

AMERICAN STOCK TRANSFER
& TRUST COMPANY, LLC

By:	/s/ Paul H. Kim
Name: Paul H. Kim
Title: Assistant General Counsel

EXHIBIT T-1.7